EXHIBIT 99.01

Eric C. Urban
1911 Sherwood Forest #15
Houston, Texas 77043

June 8, 2012

Blacksands Petroleum Inc.
800 Bering, Suite 250
Houston, Texas 77057

RE: Resignation of Directorship

Dear Board Members,

I hereby resign from the position of Director of Blacksands Petroleum Inc. effective June 8, 2012.

Sincerely,

/s/ ERIC URBAN
Eric Urban